Exhibit 8.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main +1 212-407-4000 Fax +1 212-407-4990

June 18, 2026

Old Glory Holding Company

Re:	Registration Statement of Digital Asset Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Old Glory Holding Company, a Delaware corporation (“Old Glory”), in connection with the proposed Business Combination (as defined below) contemplated by an agreement and plan of merger made and entered into on January 13, 2026 (the “Business Combination Agreement”) by and among Old Glory and Digital Asset Acquisition Corp., a Cayman Islands exempted company (“DAAQ”). Pursuant to the Business Combination Agreement, DAAQ will domesticate as a Texas corporation in accordance with the laws of the Cayman Islands and the State of Texas (the “Domestication”), and (b) Old Glory will merge with and into DAAQ (the “Merger”), upon which the separate existence of Old Glory will cease and DAAQ will be the surviving corporation, and (c) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Digital Asset Acquisition Corp., on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on March 26, 2026 (Registration Number 333-294660), as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed and relied upon the Business Combination Agreement, the Registration Statement, the tax representation letter delivered to us by each of Old Glory and DAAQ, and such other documents as we have considered relevant to our analysis, including exhibits, schedules, and attachments to the foregoing documents. In examining such documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement, the Business Combination Agreement, and the tax representation letter delivered to us.

Based upon and subject to the foregoing (including the representations made by each of Old Glory and DAAQ) and the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement and other customary assumptions, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the captions “—U.S. Federal Income Tax Consequences of the Merger to Holders of Old Glory Securities and Old Glory—U.S. Holders” and “—Non-U.S. Holders” insofar as they address the material U.S. federal income tax considerations of the Merger for beneficial owners of Old Glory Securities (as defined in the Registration Statement) and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications, and limitations stated herein and therein. Statements contained therein, however, that DAAQ or Old Glory “believes,” “expects,” “intends,” or other similar phrases are not legal conclusions and do not constitute our opinion.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Old Glory Holding Company June 18, 2026

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and as described above. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Old Glory Holding Company under the captions “—U.S. Federal Income Tax Consequences of the Merger to Holders of Old Glory Securities and Old Glory—U.S. Holders” and “—Non-U.S. Holders” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP